Exhibit 99.1

AIRTRAN AIRWAYS ANNOUNCES RETIREMENT OF STEVE KOLSKI

ORLANDO, Fla. (March 17, 2011) – AirTran Airways, a subsidiary of AirTran Holdings, Inc., (NYSE: AAI), announced today that Stephen J. Kolski, 70, AirTran Airways’ executive vice president of corporate affairs, will retire from the company as planned on April 29, 2011.

“For the past 12 years, Steve has played an invaluable role in shaping AirTran Airways into the quality airline it is today. His accomplishments have been many in the areas of operations, maintenance, regulatory compliance, labor negotiations, supplier relationships, and properties and facilities. He leaves AirTran in the very capable hands of those he has groomed to assume his responsibilities,” said Bob Fornaro, AirTran Airways’ chairman, president and chief executive officer.

An experienced airline executive and an attorney, Kolski joined AirTran Airways in March 1999, as senior vice president, operations, where he oversaw all operational and regulatory aspects of the airline. In January 2008, he was promoted to executive vice president, operations and corporate affairs. In January 2010, he assumed the responsibilities of executive vice president of corporate affairs. Kolski began his airline career in 1966 with National Airlines and also held executive positions at New York Air, Eastern Air Lines and Continental Airlines prior to joining AirTran.

“After close to half a century of rich and varied experiences in the ever-changing airline industry, now is an appropriate time for me to make time for some things that I have been putting off. I plan to stay involved in the aviation industry while spending more time with my family,” said Kolski, who will remain in Orlando with his wife, Lois.

Among Kolski’s many community endeavors, he serves as a board member of CHRIS Kids, an Atlanta-based non-profit organization dedicated to serving the needs of abused and neglected children. In addition, Kolski was instrumental in donating an AirTran DC-9 (ship 917) to the Georgia Aviation Technical College where he served as a board member at the time. The aircraft is used to help aviation students seeking a career in aviation maintenance learn in a real-world environment.

Media Contacts:	Christopher White
678.254.7442

CONTACT: Christopher White, AirTran Airways, +1-678-254-7442